UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2016

CITIZENS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36636	05-0412693
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

One Citizens Plaza Providence, RI	02903
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (401) 456-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2016, Citizens Financial Group, Inc. (the “Company” or “Citizens”) announced the appointment of John F. Woods as Executive Vice President and Chief Financial Officer. Mr. Woods, 52, joins Citizens from Mitsubishi UFJ Financial Group, Inc. (“MUFG”), where he has served as Chief Financial Officer of the Americas since 2013. Prior to that, he served as Vice Chairman and Chief Financial Officer for the predecessor company of MUFG Union Bank, N.A., a wholly owned subsidiary of MUFG, since 2009. Mr. Woods also has held senior finance leadership roles at JPMorgan Chase and the Federal Home Loan Mortgage Corporation.

Mr. Woods will join the Company on February 13, 2017, and will succeed interim Chief Financial Officer John Fawcett, effective March 4, 2017. As previously announced, Mr. Fawcett will assume the interim Chief Financial Officer role on December 17, 2016, following the departure of current Citizens Chief Financial Officer Eric Aboaf.

In connection with his appointment, Mr. Woods entered into an employment agreement with the Company on December 13, 2016. Mr. Woods’ employment agreement provides that he will have an initial annual base salary of $700,000 and a target bonus opportunity of $2,700,000, with the actual amount of any such award to be determined in the Company’s sole discretion, based on attainment of Company and individual performance metrics. Bonus awards will be payable in the same form and timeframe as for the Company’s other executive committee members. In addition, Mr. Woods will receive a buy-out award with an approximate value of $3,000,000 related to his 2016 bonus forfeiture and $4,000,000 related to his forfeiture of historical awards from his previous employer, which will be granted partially in the form of cash and partially as restricted stock units, subject to approval by the Compensation and Human Resources Committee of the Board of Directors of the Company.

Mr. Woods’ employment agreement provides that in the event his employment is terminated by the Company without “cause” (as defined in the employment agreement), he will receive a minimum of 26 weeks of base salary, subject to his execution and non-revocation of a release of claims in favor of the Company. In addition, in the event Mr. Woods’ employment is terminated in connection with a “change of control” (as defined in the employment agreement) within 18 months from the date he commences employment with the Company, he will receive an amount equal to 100% of his base salary and target bonus opportunity, which shall not be less than $3,400,000, subject to his execution and non-revocation of a release of claims in favor of the Company. Upon commencement of Mr. Woods’ employment, he will be credited with five years of service solely for the purpose of calculating retirement eligibility under the Company’s equity plans.

Mr. Woods is subject to restrictive covenants prohibiting solicitation or hiring of employees, and solicitation and interference with customers and prospective clients, in each case, for twelve months following the termination of his employment with the Company for any reason, and a confidentiality covenant of perpetual duration. His employment with the Company will be at-will and terminable by either party at any time and for any reason, provided that Mr. Woods must provide 120 days written notice of his resignation.

A copy of the Company’s press release announcing Mr. Woods’ appointment is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 99.1	Press Release issued by the Company, dated December 14, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Stephen T. Gannon
Stephen T. Gannon
Executive Vice President, General Counsel and Chief Legal Officer

Date: December 14, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by the Company, dated December 14, 2016